Exhibit 99.1

NEWS RELEASE

Visteon Announces 2024 Financial Results and 2025 Outlook

VAN BUREN TOWNSHIP, Mich., Feb. 18, 2025 — Visteon Corporation (NASDAQ: VC) today reported fourth quarter and full-year 2024 financial results. Highlights include:

•$939 million net sales in Q4 and $3,866 million for the full year
•Net income of $122 million in Q4 and $274 million for the full year, including a $49 million non-cash U.S. tax benefit
•Adjusted EBITDA of $117 million in Q4 and record $474 million for the full year
•Operating cash flow of $427 million and record adjusted free cash flow of $300 million for the full year
•Launched 95 new products and won $6.1 billion of new business in 2024
•Repurchased $63 million of shares in 2024

Fourth Quarter Financial Results

Visteon reported net sales of $939 million. We delivered 2% market outperformance relative to customer vehicle production globally, and 8% outside of China, due to the ramp-up of recent product launches. Our market outperformance was offset by reduced customer recoveries resulting from improved semiconductor supply and lower customer production.

Gross margin in the fourth quarter was $134 million. Net income attributable to Visteon was $122 million, or $4.37 per diluted share. Net income decreased from the prior year due to a prior year non-cash tax benefit of $313 million, compared to a current year non-cash tax benefit of $49 million, both related to a reduction in the valuation allowance against U.S. deferred tax assets. Adjusted EBITDA, a non-GAAP measure as defined below, was $117 million. Adjusted EBITDA performance reflects strong operating performance, the ongoing benefits of cost and commercial discipline, and lower year-over-year net engineering cost due to favorable timing of recoveries, partially offset by higher SG&A. Adjusted EBITDA margin was 12.5% of sales, an increase of 70 basis points compared to the prior year.

Full-Year Financial Results

Visteon reported net sales of $3,866 million. We delivered 4% outperformance relative to customer production globally, and 9% outside of China, due to the ramp-up of recent product launches and strong performance from electrification products. Our market outperformance for the full year was driven by the same factors as the fourth quarter.

Gross margin for the full year was $531 million. Net income attributable to Visteon was $274 million or $9.82 per diluted share. Net income declined compared to the prior year due primarily to the non-cash tax benefit noted above. Adjusted EBITDA was a record $474 million and increased $40 million compared to the prior year. The increase primarily reflects the impact of strong operational performance, cost discipline, and lower year-over-year net engineering cost due to favorable timing of recoveries. Adjusted EBITDA margin was 12.3% of sales, an increase of 130 basis points compared to the prior year.

Cash provided by operations was $427 million. Adjusted free cash flow, a non-GAAP financial measure as defined below, was a record $300 million. Adjusted free cash flow benefited from the strong year-over-

year improvement in adjusted EBITDA and a significant year-over-year improvement in working capital, partially offset by higher capital expenditures to support our growth.

Visteon repurchased $63 million of shares during 2024 under the $300 million share repurchase authorization announced in March 2023, which has $131 million of authorized repurchases remaining.

New Business Wins and Product Launch Highlights

Visteon was awarded $6.1 billion in lifetime sales in new business wins with strong representation in all product categories. Wins included $1.1 billion of clusters wins driven by digital clusters, $1.5 billion of SmartCore™ and infotainment wins, $2.6 billion of displays wins driven by multiple large display wins, and $0.7 billion of electrification wins.

Highlights include growing our relationship with Toyota, the largest global car manufacturer; the first cockpit win with Maruti Suzuki, the largest Indian OEM; multiple large multi-display wins primarily with OEMs in Europe and Rest of Asia; the first SmartCore™ with High-Performance Compute technology with an OEM in China; and a power electronics win for an on-board charger and DC-DC converter with a German OEM. We also continued to diversify into adjacent end-markets with significant wins with commercial vehicle and two-wheeler OEMs.

Visteon launched 95 new products in 2024, which were aligned with key product trends such as the growth of the software-defined vehicle in the premium segment; increased digitalization in the passenger vehicle mass market, commercial vehicle, and two-wheeler markets; and continued growth of hybrids and affordable electric vehicles. Key fourth quarter launches included digital clusters on the Honda e:NP1 electric vehicle in China, a TVS two-wheeler scooter in India, the Ford Maverick with ICE and hybrid powertrain options, and the Citroen C4 with ICE and electric powertrain options. Other launches included a multi-display module on the Nissan Murano and a battery management system on the all-electric Jeep Recon.

Outlook for 2025

Visteon's full-year 2025 guidance anticipates sales in the range of $3.65 billion to $3.85 billion, adjusted EBITDA in the range of $450 million to $480 million, and adjusted free cash flow in the range of $175 million to $205 million. Our guidance does not include any 2025 tariff impact.

"Visteon delivered strong financial performance in 2024 with market outperformance, margin expansion, and cash generation. We also made significant progress on our strategic initiatives, including strong new business wins and a high number of launches with Japanese, Indian, two-wheeler, and commercial vehicle OEMs," said President and CEO Sachin Lawande. "Our momentum with new business wins continued with more than $6 billion of wins, and we expanded our product portfolio with our first wins for an on-board charger with DC-DC converter and for a SmartCore HPC. These robust bookings provide a strong foundation for future growth."

About Visteon

Visteon (NASDAQ: VC) is advancing mobility through innovative technology solutions that enable a software-defined future. The company's state-of-the-art product portfolio merges digital cockpit innovations, advanced displays, AI-enhanced software solutions, and integrated EV architecture solutions. With expertise spanning passenger vehicles, commercial transportation, and two-wheelers, Visteon partners with global OEMs to create safer, cleaner, and more connected journeys. Headquartered in Van Buren Township, Michigan, Visteon operates in 18 countries, employing a global network of innovation centers and manufacturing facilities. In 2024, the company recorded annual sales of approximately $3.87 billion and secured $6.1 billion in new business. For more information, visit visteon.com.

Conference Call and Presentation

Today, Tuesday, Feb. 18, at 9 a.m. ET, Visteon will host a conference call for the investment community to discuss the quarter’s results and other related items. The conference call is available to the general public via a live audio webcast.
The dial-in numbers to participate in the call are:
•U.S./Canada Participants Toll-Free Dial-In Number: 1-888-330-2508
•International Participants Toll Dial-In Number: 1-240-789-2735
•Conference ID: 8897485

(Dial-in approximately 10 minutes before the start of the conference.)

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Use of Non-GAAP Financial Information

Because not all companies use identical calculations, adjusted EBITDA, adjusted net income, adjusted EPS, free cash flow and adjusted free cash flow used throughout this press release may not be comparable to other similarly titled measures of other companies.

In order to provide the forward-looking non-GAAP financial measures for full-year 2025, the Company provides reconciliations to the most directly comparable GAAP financial measures on the subsequent slides. The provision of these comparable GAAP financial measures is not intended to indicate that the Company is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Forward-looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to:
•continued and future impacts of the geopolitical conflicts and related supply chain disruptions, including but not limited to the conflicts in the Middle East, Russia and East Asia and the possible imposition of sanctions;
•significant or prolonged shortage of critical components from our suppliers, including but not limited to semiconductors, and particularly those who are our sole or primary sources;
•failure of the Company’s joint venture partners to comply with contractual obligations or to exert influence or pressure in China;

•conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers, including work stoppages at our customers, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest;
•our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms;
•our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis;
•general economic conditions, including changes in interest rates and fuel prices; the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations;
•disruptions in information technology systems including, but not limited to, system failure, cyber-attack, malicious computer software (malware including ransomware), unauthorized physical or electronic access, or other natural or man-made incidents or disasters;
•increases in raw material and energy costs and our ability to offset or recover these costs; increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party;
•changes in laws, tariffs, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, prohibit, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of our products or assets; and
•those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as updated by our subsequent filings with the Securities and Exchange Commission).
Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the Company's Annual Report on Form 10-K for the fiscal quarter ended December 31, 2024. New business wins and re-wins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

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Visteon Contacts

Media:
Media@Visteon.com

Investors:
Investor@Visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In millions except per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net sales	$939	$990	$3,866	$3,954
Cost of sales	(805)	(860)	(3,335)	(3,467)
Gross margin	134	130	531	487
Selling, general and administrative expenses	(55)	(51)	(207)	(207)
Restructuring, net	(1)	(3)	(32)	(5)
Interest expense	(3)	(4)	(15)	(17)
Interest income	5	4	17	10
Equity in net income (loss) of non-consolidated affiliates	4	(2)	(3)	(10)
Other income (loss), net	—	3	7	(1)
Income (loss) before income taxes	84	77	298	257
Benefit from (provision for) income taxes	41	296	(14)	248
Net income (loss)	125	373	284	505
Less: Net (income) loss attributable to non-controlling interests	(3)	(7)	(10)	(19)
Net income (loss) attributable to Visteon Corporation	$122	$366	$274	$486

Comprehensive income	$85	$347	$238	$461
Less: Comprehensive income attributable to non-controlling interests	6	10	16	16
Comprehensive income attributable to Visteon Corporation	79	337	222	445

Earnings per share data:
Basic earnings (loss) per share attributable to Visteon Corporation	$4.44	$13.17	$9.93	$17.30

Diluted earnings (loss) per share attributable to Visteon Corporation	$4.37	$12.98	$9.82	$17.05

Average shares outstanding (in millions)
Basic	27.5	27.8	27.6	28.1
Diluted	27.9	28.2	27.9	28.5

In 2024, the Company determined that additional U.S. deferred income tax assets were more likely than not to be realized resulting in a $49 million non-cash tax benefit or $1.76 per diluted share. 2023 includes a non-cash tax benefit of $313 million, or $11.10 per diluted share in the fourth quarter, and $10.98 per diluted share for the full year, related to a reduction in the valuation allowance against the U.S. deferred tax assets.

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	December 31,
	2024	2023
ASSETS
Cash and equivalents	$623	$515
Restricted cash	3	3
Accounts receivable, net	578	666
Inventories, net	283	298
Other current assets	109	134
Total current assets	1,596	1,616

Property and equipment, net	452	418
Intangible assets, net	152	90
Right-of-use assets	100	109
Investments in non-consolidated affiliates	27	35
Deferred tax assets	441	384
Other non-current assets	94	75
Total assets	$2,862	$2,727

LIABILITIES AND EQUITY
Short-term debt	$18	$18
Accounts payable	505	551
Accrued employee liabilities	107	99
Current lease liability	29	30
Other current liabilities	257	233
Total current liabilities	916	931

Long-term debt, net	301	318
Employee benefits	127	160
Non-current lease liability	78	79
Deferred tax liabilities	43	31
Other non-current liabilities	87	85

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	1,376	1,356
Retained earnings	2,548	2,274
Accumulated other comprehensive loss	(306)	(254)
Treasury stock	(2,390)	(2,339)
Total Visteon Corporation stockholders’ equity	1,229	1,038
Non-controlling interests	81	85
Total equity	1,310	1,123
Total liabilities and equity	$2,862	$2,727

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
OPERATING
Net income	$125	$373	$284	$505
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
Depreciation and amortization	25	25	96	104
Non-cash stock-based compensation	10	8	41	34
Equity in net income of non-consolidated affiliates, net of dividends remitted	1	7	8	15
U.S. tax valuation allowance benefit	(49)	(313)	(49)	(313)
Other non-cash items	(1)	(3)	9	(6)
Changes in assets and liabilities:
Accounts receivable	116	32	61	13
Inventories	24	29	1	52
Accounts payable	(35)	(76)	(32)	(130)
Other assets and other liabilities	(13)	16	8	(7)
Net cash provided from operating activities	203	98	427	267
INVESTING
Capital expenditures, including intangibles	(41)	(43)	(137)	(125)
Acquisition of business, net of cash required	(7)	—	(55)	—
Loan provided to non-consolidated affiliate	—	—	(5)	—
Loan repayment from non-consolidated affiliate	5	—	5	—
Other, net	2	—	3	2
Net cash used by investing activities	(41)	(43)	(189)	(123)
FINANCING
Principal repayment of term debt facility	(5)	(5)	(18)	(13)
Dividends paid to non-controlling interests	(12)	(2)	(12)	(29)
Repurchase of common stock	(43)	(30)	(63)	(106)
Stock based compensation tax withholding payments	—	—	(7)	(16)
Proceeds from the exercise of stock options	—	—	—	8
Net cash used by financing activities	(60)	(37)	(100)	(156)
Effect of exchange rate changes on cash	(29)	15	(30)	7
Net increase (decrease) in cash, equivalents, and restricted cash	73	33	108	(5)
Cash, equivalents, and restricted cash at beginning of the period	553	485	518	523
Cash, equivalents, and restricted cash at end of the period	$626	$518	$626	$518

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions except per share amounts)
(Unaudited)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company's performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company's operating activities across reporting periods. The Company defines adjusted EBITDA as net income attributable to the Company adjusted to eliminate the impact of depreciation and amortization, provision for (benefit from) income taxes, non-cash stock-based compensation expense, net interest expense, net income attributable to non-controlling interests, net restructuring expense, equity in net (income)/loss of non-consolidated affiliates, gain on non-consolidated affiliate transactions, and other gains and losses not reflective of the Company's ongoing operations. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended		Estimated
	December 31,		December 31,		Full Year
Visteon:	2024	2023	2024	2023	2025
Net income (loss) attributable to Visteon Corporation	$122	$366	$274	$486	$230
Depreciation and amortization	25	25	96	104	105
Restructuring, net	1	3	32	5	5
Provision for (benefit from) income tax	(41)	(296)	14	(248)	70
Non-cash, stock-based compensation expense	10	8	41	34	45
Interest (income) expense, net	(2)	—	(2)	7	—
Net income (loss) attributable to non-controlling interests	3	7	10	19	10
Equity in net loss (income) of non-consolidated affiliates	(4)	2	3	10	(5)
Other, net	3	2	6	17	5
Adjusted EBITDA	$117	$117	$474	$434	$465 [1]
2024 and 2023 include a non-cash tax benefit to Net income attributable to Visteon Corporation of $49 million and $313 million, respectively, related to a reduction in the valuation allowance against the U.S. deferred tax assets.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company's business strategies, and (iii) because the Company's credit agreements use similar measures for compliance with certain covenants.

1 Based on mid-point of the range of the Company's financial guidance.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and adjusted free cash flow are presented as supplemental measures of the Company's liquidity that management believes are useful to investors in analyzing the Company's ability to service and repay its debt. The Company defines free cash flow as cash flow provided from operating activities less capital expenditures, including intangibles. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures, including intangibles as further adjusted for restructuring related payments. Because not all companies use identical calculations, this presentation of free cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended		Estimated
	December 31,		December 31,		Full Year
Total Visteon:	2024	2023	2024	2023	2025
Cash provided from operating activities	$203	$98	$427	$267	$320
Capital expenditures, including intangibles	(41)	(43)	(137)	(125)	(150)
Free cash flow	$162	$55	$290	$142	$170
Restructuring related payments	3	2	10	8	20
Adjusted free cash flow	$165	$57	$300	$150	$190 [2]
Free cash flow and adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses free cash flow and adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

2 Based on mid-point of the range of the Company's financial guidance.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share: Adjusted net income and adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company's profitability, providing comparability between periods by excluding certain items that may not be indicative of recurring business operating results. The Company believes management and investors benefit from referring to these supplemental measures in assessing company performance and when planning, forecasting and analyzing future periods. The Company defines adjusted net income as net income attributable to Visteon adjusted to eliminate the impact of restructuring expense, loss on divestiture, gain on non-consolidated affiliate transactions, other gains and losses not reflective of the Company's ongoing operations and related tax effects. The Company defines adjusted earnings per share as adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of adjusted net income and adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Visteon	$122	$366	$274	$486

Diluted earnings (loss) per share:
Net income (loss) attributable to Visteon	$122	$366	$274	$486
Average shares outstanding, diluted	27.9	28.2	27.9	28.5
Diluted earnings (loss) per share	$4.37	$12.98	$9.82	$17.05

Adjusted net income (loss) and adjusted earnings (loss) per share:
Net income (loss) attributable to Visteon	$122	$366	$274	$486
Restructuring and impairment expense	1	3	32	5
Other	3	2	6	17
Tax impacts of adjustments	(2)	(4)	(9)	(4)
Adjusted net income (loss)	$124	$367	$303	$504
Average shares outstanding, diluted	27.9	28.2	27.9	28.5
Adjusted earnings (loss) per share	$4.44	$13.01	$10.86	$17.68

In 2024, the Company determined that additional U.S. deferred income tax assets were more likely than not to be realized resulting in a $49 million non-cash tax benefit to Net income attributable to Visteon Corporation or $1.76 per diluted share. 2023 includes a non-cash tax benefit to Net income attributable to Visteon Corporation of $313 million, or $11.10 per diluted share in the fourth quarter, and $10.98 per diluted share for the full year, related to a reduction in the valuation allowance against the U.S. deferred tax assets.